Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 8, 2022, except for the Reverse Stock Split and Charter Amendment described in Note 12, which is as of May 2, 2022, with respect to the consolidated financial statements of PepGen Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona

May 2, 2022